EXHIBIT 3.3
(TRANSLATION)
SHARE HANDLING REGULATIONS
CHUO MITSUI TRUST HOLDINGS, INC.

(TRANSLATION)
SHARE HANDLING REGULATIONS
CHAPTER I
GENERAL PROVISIONS
Article 1.       (Purpose)
       Procedures for the exercise of shareholders’ rights and other matters pertaining to the handling of business with respect to shares of the Company as well as fees shall be governed (i) by the rules prescribed by (a) the Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) and (b) account management institutions, such as securities companies (hereinafter referred to as the “Securities Companies”) at which shareholders have their own transfer accounts, as well as (ii) by these Regulations pursuant to Article 11 of the Articles of Incorporation of the Company.
Article 2.       (Administrator of Shareholder Registry)
       The Administrator of Shareholder Registry of the Company and its place of share handling business shall be as follows:

Administrator of Shareholder Registry:	The Chuo Mitsui Trust and Banking Company, Limited
33-1, Shiba 3-chome, Minato-ku, Tokyo
Place of Share Handling Business:	Stock Transfer Agency Department The Chuo Mitsui Trust and Banking Company, Limited
33-1, Shiba 3-chome, Minato-ku, Tokyo
Article 3.       (Amendment and Abrogation)
       Amendment to and abrogation of these Regulations shall require a resolution of the Board of Directors.
Article 4.       (Records in Shareholder Registry)
1.    Any change of the matters recorded in the Shareholder Registry shall be made in accordance with a notice given by JASDEC, such as a notice concerning all shareholders (excluding the notice (hereinafter referred to as the “Individual Shareholder Notice”) provided for in Article 154, Paragraph 3 of the Act Concerning Book-entry Transfer of Corporate Bonds, Stocks and Other Securities (hereinafter referred to as the “Clearing Act”)).
2.    In addition to the provisions of the immediately preceding paragraph, in the case of issuance of new shares or in any other case provided for by laws and ordinances, a record in, or change of the matters recorded in, the shareholder registry shall be made without notice from JASDEC.
3.    All records in the Shareholder Registry shall be made using the characters and/or symbols designated by JASDEC.
Article 5.       (Report on Matters Recorded in Shareholder Registry)
       Each shareholder shall report the name or the trade name and the address of such shareholder through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change of such reported matters.
Article 6.       (Representative of Corporate Body)
       Any shareholder, who is a corporate body, shall report one (1) person as its representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change of such reported matter.
Article 7.       (Representative of Joint Shareholders)
       Joint shareholders shall designate and report one (1) representative and report the name or the trade name and the address of such representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change of such reported matter.
Article 8.       (Legal Representative)
       A legal representative of a shareholder such as a person in parental authority (shinken-sha) or a guardian (koken-nin) shall report the name or the trade name and the address of such legal representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change or cancellation of such reported matters.

Article 9.	(Report on Mailing Addresses of Shareholder and Others Who Reside in Foreign Countries)
1.    Each shareholder or his/her legal representative who resides in a foreign country shall appoint his/her standing proxy who resides in Japan or designate a mailing address in Japan.
2.    The name or the trade name and the address of such proxy or a mailing address prescribed in the immediately preceding paragraph shall be reported through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change or cancellation of such reported matters.

Article 10.       (Method of Identification through JASDEC)
       Report submitted to the Company from a shareholder through the Securities Companies and JASDEC shall be deemed to have been submitted by such shareholder himself/herself.
Article 11.       (Registered Stock Pledgees)
       The provisions of this chapter shall apply mutatis mutandis to a registered stock pledgee.
CHAPTER III
Article 12.       (Identification of Shareholders)
1.    In the event that a shareholder (including a shareholder who provided the Individual Shareholder Notice) makes requests or exercises any other rights entitled to shareholders (hereinafter referred to as the “Requests”), such shareholder shall attach or provide a document certifying that such Requests were made by such shareholder himself/herself (hereinafter referred to as the “Identification Document”), except where the Company is able to confirm that such Requests are made by such shareholder himself/herself.
2.    In the event that the Requests are made by a shareholder to the Company through the Securities Companies and JASDEC, such Requests shall be deemed to have been made by such shareholder himself/herself, and the Identification Document will not be required.
3.    In the event that the Requests are made by a proxy, the relevant shareholder shall, in addition to the procedures mentioned in the preceding two paragraphs, attach a power of attorney on which the shareholder has signed or affixed his/her name and seal. The name or the trade name and the address of the proxy shall be described in the power of attorney.
4.    The provisions of Paragraphs 1 and 2 of this article shall apply mutatis mutandis to a proxy.
Article 13.       (Procedures for Exercise of Minority Shareholders’ Rights and Others)
       In the event that a shareholder directly exercises against the Company the minority shareholders’ rights or other rights prescribed in Article 147, Paragraph 4 of the Clearing Act, the shareholder shall exercise such rights upon submitting to the Company a document with his/her signature, or printed name and seal affixed thereon by attaching the receipt of the Individual Shareholder Notice to such document.
Article 14.       (Method of Requesting Purchase of Shares Constituting Less Than One Unit)
       When requesting purchase of shares constituting less than one unit, such request shall be made through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.

Article 15.       (Determination of Purchase Price)
1.    The purchase price per share of the purchase request shall be the amount equal to the closing price quoted at the Tokyo Stock Exchange on the date on which the purchase request arrives at the place of share handling business of the Administrator of Shareholder Registry prescribed in Article 2. Provided, however, that if there is no trading on such date at the Tokyo Stock Exchange or such date is a date on which the Tokyo Stock Exchange is closed, the purchase price per share shall be the amount equal to the price at which the first trade is made after such date.
2.    The purchase price shall be the amount equal to the purchase price per share obtained under the immediately preceding paragraph, multiplied by the number of shares for which the purchase request is made.
Article 16.       (Payment of Purchase Price)
1.    The purchase price calculated by the immediately preceding article minus the amount of the fees prescribed in Article 25 shall be paid pursuant to the rules prescribed by JASDEC on the forth (4th) business day following the date on which the purchase price is determined, unless the Company determines otherwise. Provided, however, if the purchase price reflects the right to receive dividends from surplus or stock split and others, the purchase price shall be paid by the record date.
2.    The party requesting the purchase may request the payment of the purchase price to be made by way of remittance into the bank account designated by such requesting party or by cash payment into the Japan Post Bank
Article 17.       (Transfer of Purchased Shares)
       The shares constituting less than one unit for which a purchase request is made shall be transferred to the transfer account of the Company on the date on which the payment or the payment procedures of the purchase price prescribed in the immediately preceding article is or are completed.
Article 18.       (Method of Requesting Sale of Shares Constituting Less Than One Unit)
       If a shareholder who holds shares constituting less than one unit requests the Company to sell such number of shares that will, when combined with such shares constituting less than one unit already held by such shareholder, constitute one unit of shares (hereinafter referred to as “Sale Request”), such request shall be made through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.
Article 19.       (Sale Request for Number of Shares Exceeding Remaining Number of Treasury Shares)
1.    In the event that an aggregate number of shares for which Sale Requests are made on any one date exceeds the number of shares held by the Company as treasury shares to be transferred

(excluding the number of shares held by the Company for particular purposes; the same shall be applied to the next paragraph. ), no such sale requests made on such date shall take effect.
2.    In the event that the number of shares held by the Company as treasury shares to be transferred becomes less than 20,000, handling of Sale Requests shall be suspended until the date on which it exceeds 30,000.
Article 20.       (Effective Date of Sale Request)
       The Sale Request shall take effect on the date on which the sale request arrives at the place of share handling business of the Administrator of Shareholder Registry prescribed in Article 2.
Article 21.       (Determination of Sale Price)
1.    The sale price per share shall be the amount equal to the closing price quoted at the Tokyo Stock Exchange on the date on which the Sale Request takes effect. Provided, however, that if there is no trading on such date at the Tokyo Stock Exchange or such date is a date on which the Tokyo Stock Exchange is closed, the sale price per share shall be the amount of the price at which the first trade is made after such date.
2.    The sale price shall be the sale price per share obtained under the immediately preceding paragraph, multiplied by the number of shares for which the Sale Request is made.
Article 22.       (Transfer of Sold Shares)
       Application for the transfer of shares of the treasury shares in the number equivalent to the number of shares for which the Sale Request is made, to the transfer account of the shareholder who made such Sale Request shall be made, on the date on which the Company confirms that the amount of the sale price together with the amount of the fees prescribed in Article 25 has been remitted to the bank account designated by the Company, through the Securities Companies, pursuant to the rules prescribed by JASDEC.
Article 23.       (Suspension Period of Sale Requests)
1.    Acceptance of Sale Requests shall be suspended by the Company during the period from the tenth (10th) business day immediately preceding any of the following dates up to the relevant date, every year:
(1)	March 31;

(2)	September 30; and

(3)	Any other date such as the determination date of shareholders designated by JASDEC.
2.    Notwithstanding the provisions of the immediately preceding paragraph, whenever the Company deems necessary, the Company may designate any other period during which the Company suspends acceptance of Sale Requests.

Article 24.       (Exceptions in Respect of Special Account)
       Identification of the shareholder for whom a special account is opened and any other handling business regarding such special account shall be governed by the rules prescribed by the account management institution for such special account as well as by the rules prescribed by JASDEC.
Article 25.       (Fees)
       The amount of fees payable for requesting purchase of shares constituting less than one unit pursuant to Article 14 and requesting sale of shares constituting less than one unit pursuant to Article 18 shall be an amount separately stipulated as a fee for commission of purchase and sale of shares.

Establishment	:	February 1, 2002
Amendment	:	June 27, 2002
Amendment	:	April 1, 2003
Amendment	:	June 27, 2003
Amendment	:	May 24, 2005
Amendment	:	June 29, 2006
Amendment	:	January 5, 2009
Amendment	:	June 26, 2009
Amendment	:	June 29, 2010